Exhibit 14

AMENDED CODE OF ETHICS

The business of NB&T Financial Group, Inc., and its subsidiaries, including The National Bank and Trust Company and NB&T Insurance Agency, Inc. (collectively, “NB&T”), requires that our customers and others with whom we do business have trust in our directors, officers and employees. Without trust in our integrity, customers would not deposit their money in The National Bank and Trust Company (the “Bank”), would not trust us to administer their trust accounts and would not purchase their insurance through NB&T Insurance Agency, Inc. (the “Agency”). That same trust is important to investors in our common shares. Our continued success depends on every director, officer and employee performing his or her job in an ethical, honest, professional and competent manner.

Today, more than ever, the ethics of corporations are under scrutiny by the government and the public. This Code of Ethics has been adopted by the Board of Directors of NB&T not only as a guide for directors, officers and employees to meet the expectations of NB&T and to encourage the reporting of questionable behavior, but also to indicate to customers, investors and others with whom we conduct business the importance that the directors and management of NB&T place on ethical conduct.

Accordingly, it is NB&T’s expectation that each and every director, officer and employee shall comply with the following principles.

I.	Compliance with Laws and Regulations

It is NB&T’s policy to comply with all applicable laws and regulations. Each director, officer and employee of NB&T is expected to understand, respect and comply with all applicable laws and regulations that apply to that individual’s performance of his or her position with NB&T. If an employee does not understand a particular law or how it applies, such employee should seek appropriate guidance from the Compliance Officer or, if that officer is not available, the Chief Financial Officer. If a director or officer is uncertain with respect to a law or regulation, such director or officer should consult with legal counsel for NB&T.

II.	Reporting and Disclosure Obligations

The U.S. Securities and Exchange Commission and The Nasdaq Stock Market require NB&T to issue financial statements in conformity with generally accepted accounting principles and to make public disclosures regarding certain aspects of its business. NB&T expects each director, officer and employee to keep accurate and complete books, records and accounts relevant to that individual’s position that will enable NB&T to meet its accounting and reporting requirements and to provide prompt, accurate answers to inquiries related to NB&T’s public disclosure requirements. All persons involved in NB&T’s disclosure process are required to maintain familiarity with the disclosure requirements applicable to NB&T and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material facts about NB&T to others, whether within or outside NB&T, including NB&T’s independent auditors. Anyone who believes that NB&T’s accounting methods or procedures are not appropriate or are not in compliance with generally accepted accounting principles or who believes that public disclosures made or about to be made are inaccurate or incomplete should report this belief directly to NB&T’s chief financial officer and, if unsatisfied with the response, directly to the Audit Committee.

III.	Conflicts of Interest

Conflicts of interest arise when decisions or judgments in the course of fulfilling one’s responsibility to NB&T may be influenced by personal interests not shared by NB&T. An example of such a conflict is when an employee’s family member has an interest in a transaction to which NB&T is a party, or when an individual competes with NB&T with respect to a particular business opportunity.

When an actual or apparent conflict of interest is identified, an employee is expected to bring the matter to the attention of the Chief Executive Officer, who will evaluate the matter. Any conflict of interest involving a director or executive officer must be brought to the attention of the Audit Committee of NB&T. If the Chief Executive Officer or the Audit Committee determines that a conflict does exist or may exist, how the matter will be treated will be decided by the disinterested directors of NB&T, and the affected individual is expected to abide by the decision of the disinterested directors.

Each director, officer or employee may accept and give nominal, minimal-value business amenities that facilitate business or foster good business relations. Business meals, drinks, tickets to sporting events, and the like, which do not exceed common courtesies, are generally acceptable. The amount or the frequency of such gifts cannot be excessive or unreasonable.

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Gifts of nominal value may be accepted from or given to current or prospective companies with which NB&T maintains an actual or potential business relationship. Cash is never an acceptable gift. No director, officer or employee shall accept a gift amenity or other personal benefit in excess of the acceptable limits described above.

Notwithstanding the foregoing, in the event that a director, officer or employee cannot decline a gift amenity beyond the acceptable limits without causing undue embarrassment to NB&T or to the person offering such gift amenity, the director, officer or employee may accept such gift or entertainment, but shall promptly report the gift or entertainment to the Audit Committee and, if a gift, deliver the gift to the Audit Committee for proper disposal for the benefit of NB&T.

IV.	Confidentiality

In the course of conducting NB&T’s business, directors, officers and employees often learn confidential or proprietary information about NB&T, NB&T’s customers, prospective customers or other third parties. Directors, officers and employees must maintain the confidentiality of all such information, except when disclosure is authorized by management of NB&T in accordance with NB&T’s privacy and disclosure policies or when disclosure is legally required. Confidential or proprietary information includes, among other things, any non-public information concerning NB&T, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

The National Bank and Trust Company and Affiliates Customer Privacy Policy sets forth NB&T’s requirements for safeguarding the privacy, confidentiality and security of customer data. All directors, officers and employees are expected to familiarize themselves with the Customer Privacy Policies and to ensure that its principles are followed in all aspects of NB&T’s operations.

V.	Fairness of Dealings with Customers, Suppliers, Vendors and Employees

No officer, director or employee of NB&T should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. NB&T’s intention is to compete fairly and honestly and to seek competitive advantage through performing better than the competition, not through unethical or illegal business practices. NB&T does not permit offering or making payments or giving considerations of any kind, whether of money, services or property, to any domestic or foreign public official or of providing personal benefits that are not clearly reasonable and business related to any employee, agent or representative of any organization seeking to do or doing business with NB&T. If there is any question as to whether any such personal benefit is clearly reasonable and business related, an officer or director should seek pre-approval from the Audit Committee, and an employee should seek approval from the Chief Executive Officer.

NB&T has established comprehensive programs for compliance with labor and employment laws, including equal employment opportunity policies and procedures, safety programs, and wage and hour procedures. For further information about such compliance policies, see NB&T’s Human Resources Officer.

VI.	Use of NB&T Assets

Theft, carelessness and waste of NB&T’s property directly affect NB&T’s profitability and will not be tolerated. All directors, officers and employees are expected to protect NB&T’s assets, to use them efficiently and to use them only for legitimate business purposes.

VII.	Political Activities

NB&T respects your right to participate or not participate in the political process as you see fit. No director, officer or employee may use his or her position with NB&T to make any other director, officer or employee feel compelled or pressured to work for or against or on behalf of any legislation, candidate, political party or committee, to make contributions for any political cause or candidate or to cast his or her vote in any particular way.

THERE ARE MANY OTHER POLICIES THAT ARE VERY IMPORTANT TO NB&T AND ITS OPERATIONS. NOTHING CONTAINED IN THIS CODE OF ETHICS SHALL RELIEVE ANY OFFICER, DIRECTOR OR EMPLOYEE FROM COMPLYING WITH ANY OTHER APPLICABLE NB&T POLICY.

NB&T expects full compliance with this Code of Ethics. Employees are encouraged to report any violation or suspected violation of this Code of Ethics to his or her supervisor, the Chief Executive Officer or the Audit Committee. Officers and directors must report any violation or suspected violation to the Audit Committee. NB&T will not permit any retaliation against a director, officer or employee who, in good faith, appropriately reports a matter that he or she believes, in good faith, to be a violation of this

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Code of Ethics. Any employee who is found by the Audit Committee to have violated this Code of Ethics may be subject to discipline, including termination of employment.

The Audit Committee shall investigate any alleged violation of this Code of Ethics. In the event that the Audit Committee determines that a violation has occurred, the Audit Committee shall be authorized to take any action it deems appropriate. In the event that the Audit Committee recognizes a violation by a director or executive officer but elects to take no action against the offending director or executive officer, NB&T shall disclose the facts and circumstances of its waiver of the violation by any means required by applicable law or the requirements of The Nasdaq Stock Market.

Nothing in this Code of Ethics changes the general policy that employment and compensation can be terminated by any officer or employee or NB&T at any time and for any or no reason.

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